Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 26, 2018, in Post-Effective Amendment No. 2 to the Registration Statement (Form S-1 No. 333-216891) and related Prospectus of Energy Resources 12, L.P. (formerly known as Sundance Energy, L.P.) for the registration of 17,631,579 shares of its common units.

/s/ Ernst & Young LLP

Richmond, VA
February 26, 2018